Exhibit 99.1
For further information contact:
David Carey
Lazar Partners Ltd.
212-867-1762
dcarey@lazarpartners.com
Electro-Optical Sciences Announces $13.2 Million Private Placement
IRVINGTON, New York – November 1, 2006 – Electro-Optical Sciences, Inc. (“EOS”) [NASDAQ CM: MELA], a medical device company focused on the design and development of MelaFind®, a non-invasive, point-of-care instrument to assist in the early diagnosis of melanoma, today announced that it has secured a private placement of approximately $13.2 million comprised of common stock issued at the closing market price on October 31, 2006 and warrants to purchase 15% of the common stock issued, with an exercise price at an 18% premium to the closing market price.
Pursuant to the securities purchase agreements, a total of approximately 2,312, 384 shares of the company’s common stock and five-year warrants to purchase up to approximately 346,858 shares of the company’s common stock at an exercise price of $6.70 per share were offered for aggregate gross proceeds of approximately $13.2 million.
Jefferies & Company, Inc. acted as the sole placement agent for the transaction.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. There shall not be any sale of these securities in any jurisdiction in which such offering would be unlawful.
About Electro-Optical Sciences
EOS is a medical device company focused on designing and developing a non-invasive, point-of-care instrument to assist in the early diagnosis of melanoma. MelaFind, EOS’s flagship product, features a hand-held imaging device that emits multiple wavelengths of light to capture images of suspicious pigmented skin lesions and extract data. The data are then analyzed against EOS’s proprietary database of melanomas and benign lesions using sophisticated algorithms in order to provide information to the physician and produce a recommendation of whether the lesion should be biopsied.

Melanoma is the deadliest of skin cancers, responsible for approximately 80% of all skin cancer deaths. Unless melanoma is detected early and excised with proper margins, the patient survival rate is poor, as there is currently no cure for advanced stage melanoma.
For more information on EOS, visit www.eosciences.com.
Safe Harbor
This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. These statements are based on our current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved. Actual results may differ materially from our beliefs or expectations due to economic, business, competitive, market and regulatory factors.
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